Exhibit 99.4

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this Report, the following describes transactions since January 1, 2018, and each currently proposed transaction in which:

•	we, SCH or Clover have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with the Closing, we, the Sponsor, SCH’s independent directors, certain stockholders of Clover, including entities affiliated with Mr. Garipalli, our Chief Executive Officer, entities affiliated with Greenoaks Capital, a holder of more than 5% of our outstanding capital stock, and entities affiliated with our director, Nathaniel Turner, and the other parties thereto entered into an Amended and Restated Registration Rights Agreement dated as of January 7, 2021 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are obligated to file a registration statement to register the resale of shares of our Class A common stock held by the parties thereto and the private placement warrants held by the Sponsor and shares of our Class A common stock issuable upon the exercise of the private placement warrants. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with respect to the shares of our common stock held by the Sponsor and certain stockholders of Clover immediately following the Closing (not including the PIPE shares issued in the PIPE Investment pursuant to the terms of the subscription agreements) (the “Lock-up Shares”), including a lock-up of such shares in each case ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of our common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 31 days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of our common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 31 days after the Closing Date. The lock-up set forth in the Registration Rights Agreement supersedes the lock-up provisions set forth in Section 7 of that certain letter agreement, dated as of April 21, 2020, by and among SCH, the Sponsor and each of the other parties thereto (the “Insider Letter”) which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of the Registration Rights Agreement. The Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any registrable securities.

Pre-Business Combination Related Party Transactions of Clover

Series D Preferred Stock Financing

In multiple closings between May 2017 and December 2018, Clover sold an aggregate of 25,547,782 shares of its Series D preferred stock at a purchase price of $9.3778 per share for an aggregate purchase price of approximately $239.6 million. The following table summarizes the Series D preferred stock purchased by beneficial owners of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of Clover’s Series D preferred stock.

Name of stockholder	Shares of Series D	Total Purchase Price
Entities affiliated with Greenoaks Capital(1)	3,199,044	$29,999,994

(1)	Entities affiliated with Greenoaks Capital are collectively a greater than 5% stockholder.

Bridge Loan Financing

In December 2018, Clover issued non-convertible promissory notes in an aggregate principal amount of $30.0 million to accredited investors. The non-convertible promissory notes accrued interest at a rate of 10%. All outstanding principal amount and accrued interest under the non-convertible promissory notes were cancelled in consideration for convertible securities upon the closing of Clover’s convertible securities financing in February 2019. The following table summarizes the non-convertible promissory notes purchased by our directors, executive officers and beneficial owners of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of non-convertible promissory notes.

Name of holder	Aggregate Principal Amount
Entities affiliated with Greenoaks Capital(1)	$10,000,000
Caesar Clover, LLC(2)	$10,000,000

(1)	Entities affiliated with Greenoaks Capital are collectively a greater than 5% stockholder.
(2)

Caesar Clover, LLC, together with other entities affiliated with NJ Healthcare Investments, LLC, are a greater than 5% stockholder, and Mr. Garipalli, our Chief Executive Officer, is the sole manager of NJ Healthcare Investments, LLC, the ultimate parent of Caesar Clover, LLC.

Convertible Securities Financing

In February, May and August 2019, Clover issued and sold convertible securities, in an aggregate principal amount of $373.8 million to accredited investors. Until the first anniversary of the issue date, interest on the convertible securities accrued at a rate of 6.5% per annum and is compounded semi-annually in kind. Thereafter, for each successive six-month period after the first anniversary and until the third anniversary of issue date, the per annum interest rate on the convertible securities increases by 1.5%. From the third anniversary to the maturity date, interest accrues at 13.5% per annum and is compounded semi-annually in kind. The convertible securities initially mature on April 1, 2023, which may be extended under certain circumstances by Clover. At any time prior to maturity, Clover may repurchase or redeem up to 40% of the initial principal amount under the convertible securities prior to the maturity date at the redemption prices set forth in the convertible securities purchase agreement, provided that Clover also issue their holders warrants to purchase shares of Clover capital stock on the amount and on the terms set forth in the agreement. At maturity, Clover may not repay principal and accrued interest under the convertible securities in cash without providing their holders the opportunity to convert such amount into shares of Clover capital stock. Pursuant to the convertible security amendment and conversion agreement entered in to in connection with the Business Combination, the convertible securities were mandatorily converted into a number of shares of Clover Class Z common stock immediately prior to the First Merger equal to the product of (i) the outstanding principal and accrued interest balance thereunder on the date of that is at most five days prior to the date of conversion of the convertible security at a discount to the price (the “Merger Price”) obtained by multiplying the Per Share Merger Consideration (as defined in the Merger Agreement) by a fraction, the numerator of which is the Aggregate Fully Diluted Company Common Shares (as defined in the Merger Agreement) and the denominator of which is the number of shares of common stock outstanding as of immediately prior to the First Merger on an as-converted, as-exercised basis and (ii) 1.0935, which represents a factor that is intended to result in the convertible securities converting into a number of shares of Clover Class Z common stock with a relative fully diluted ownership percentage that is equivalent to the relative fully diluted ownership percentage that such convertible securities would represent upon the consummation of an initial public offering. The conversion price was calculated as the lesser of (i) the Merger Price multiplied by 28.5% for the convertible promissory securities issued in May and August of 2019 or 32% for the convertible promissory securities issued in February and March 2019 (assuming the Mergers had occurred on September 30, 2020), and (ii) a price per share equal to (x) $2.5 billion, divided by (y) the number of shares of common stock outstanding or reserved for issuance under our equity plans as of the closing of this offering on an as-converted, as-exercised basis as defined in the convertible securities purchase agreement.

The following table summarizes the aggregate principal amounts and amounts outstanding as of September 30, 2020, for the contingently convertible securities purchased by our directors, executive officers and beneficial owners of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of the contingently promissory securities.

Name of stockholder	Principal Aggregate Amount	Amount outstanding as of the Closing Date
Entities affiliated with Greenoaks Capital(1)	$338,898,889.89	$383,353,794.41
Caesar Clover, LLC(2)	$10,138,888.89	$11,650,329.59

(1)	Entities affiliated with Greenoaks Capital are collectively a greater than 5% stockholder.
(2)

Caesar Clover, LLC, together with other entities affiliated with NJ Healthcare Investments, LLC, are a greater than 5% stockholder, and Mr. Garipalli, our Chief Executive Officer, is the sole manager of NJ Healthcare Investments, LLC, the ultimate parent of Caesar Clover, LLC.

As of the Closing Date, the amount outstanding under these securities have converted into 69,921,040 shares of our Class B common stock.

Stock Transfers

In July 2018, entities affiliated with Nathaniel S. Turner, a member of our board of directors, purchased an aggregate of 38,835 shares of Clover outstanding common stock from a stockholder, at a purchase price of $6.00 per share, for an aggregate purchase price of approximately $0.2 million.

In November 2018, entities affiliated with Mr. Garipalli and NJ Healthcare Investments, LLC purchased an aggregate of 88,102 shares of Clover outstanding common stock from three different stockholders, at a purchase price of $6.00 per share, for an aggregate purchase price of approximately $0.5 million.

In August 2020, entities affiliated with Mr. Garipalli purchased an aggregate of 81,612 shares of Clover outstanding common stock from a stockholder, at a purchase price of $5.70 per share, for an aggregate purchase price of approximately $0.5 million.

Hospital Contracts

We have various contracts with IJKG Opco LLC (d/b/a CarePoint Health—Bayonne Medical Center), Hudson Hospital Opco LLC (d/b/a CarePoint Health—Christ Hospital) and Hoboken University Medical Center Opco LLC (d/b/a CarePoint Health—Hoboken University Medical Center), which collectively do business as CarePoint Health System and are in-network Clover providers in New Jersey. CarePoint Health System is 80% owned and controlled by entities affiliated with Mr. Garipalli, our Chief Executive Officer, and who, through his affiliated entities, owns greater than 5% of our capital stock. We have entered into contracts, similar to those with many of our other in-network hospitals, with CarePoint Health System for the provision of inpatient and hospital-based outpatient services. Expenses and fees incurred related to these contracts, recorded in net medical claims incurred, in 2018, 2019 and 2020 were $12.6 million, $9.7 million, and $11.1 million, respectively.

Service contracts

We have a contract with Medical Records Exchange, LLC (d/b/a ChartFast) pursuant to which we receive administrative services related to medical records via ChartFast’s electronic applications and web portal platform. ChartFast is 76% owned and controlled by entities affiliated with Mr. Garipalli, our Chief Executive Officer, and who, through his affiliated entities, owns at least 5% of the capital stock. Expenses and fees incurred related to this agreement, in 2018 and 2020, were $0.5 million and $0.1 million, respectively. The expenses and fees incurred under this agreement in 2019 were insignificant.

We have various contracts with Rogue Trading, LLC pursuant to which Rogue Trading provides marketing and consulting services to us. Rogue Trading is ultimately held and controlled by Chris Toy, the brother of Andrew Toy, our President and Chief Technology Officer. Expenses and fees incurred related to this contract in 2018 and 2019 were $0.325 million and $0.1 million. There were no expenses or fees paid in 2020.

Investors’ Rights Agreement

Clover is party to the Fifth Amended and Restated Investors’ Rights Agreement, dated as of February 21, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with Greenoaks Capital, who collectively own more than 5% our capital stock, (ii) entities affiliated with NJ Healthcare Investments, LLC, which is affiliated with our Chief Executive Officer, Vivek Garipalli, and (iii) entities affiliated with our director, Nathaniel Turner. All of these rights terminated upon the Closing.

Right of First Refusal

Pursuant to certain agreements with its stockholders, including the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 21, 2019 (the “ROFR Agreement”), Clover or its assignees have the right to purchase shares of Clover capital stock which certain stockholders propose to sell to other parties. Certain holders of Clover capital stock, including (i) entities affiliated with Greenoaks Capital, who collectively own more than 5% our capital stock, (ii) entities affiliated with NJ Healthcare Investments, LLC, which is affiliated with our Chief Executive Officer, Vivek Garipalli, and (iii) entities affiliated with our director, Nathaniel Turner have rights of first refusal and co-sale under the ROFR Agreement. All of these rights and this agreement terminated upon the Closing.

Voting Agreement

Clover is a party to the Fourth Amended and Restated Voting Agreement, dated as of February 21, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Greenoaks Capital, who collectively own more than 5% our capital stock, (ii) entities affiliated with NJ Healthcare Investments, LLC, which is affiliated with our Chief Executive Officer, Vivek Garipalli, and (iii) entities affiliated with our director, Nathaniel Turner, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. This agreement terminated upon the Closing.

Executive Compensation and Employment Arrangements

See “Executive Compensation” which is incorporated by reference to this Report, of which this section is a part, for information on compensation arrangements with our executive officers and directors, which include, among other things, stock awards, agreements with executive officers and certain other benefits, and for information on termination arrangements with executive officers.

Director and Officer Indemnification

See the section entitled “Management Indemnification Agreements—Limitation of Liability and Indemnification of Directors and Officers” as set forth in the disclosure in Item 1.01 of this Report, of which this section forms a part, for information on our indemnification arrangements with our directors and executive officers.

Pre-Business Combination Related Party Transactions of SCH

Founder Shares

In January 2020, the Sponsor purchased 17,250,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.001 per share (after a subsequent share capitalization on April 21, 2020) (the “founder shares”). In March 2020, the Sponsor transferred 100,000 founder shares to each of Dr. James

Ryans and Jacqueline D. Reses (two of SCH’s independent directors) at their original per-share purchase price. On April 21, 2020, SCH effected a pro rata share capitalization resulting in an increase in the total number of founder shares outstanding from 17,250,000 to 20,700,000 in order to maintain the ownership of founder shares at 20% of the issued and outstanding ordinary shares of SCH upon consummation of its initial public offering. The Sponsor received 3,450,000 founder shares in the share capitalization as a result of SCH’s independent directors waiving their right to receive shares in the share capitalization.

These founder shares are identical to the SCH Class A ordinary shares included in the units sold in SCH’s initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination (as defined in SCH’s organizational documents), (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the SCH’s organizational documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by April 24, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if SCH fails to complete a business combination by April 24, 2022, (iv) the founder shares are automatically convertible into SCH Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 20,700,000 founder shares automatically converted, on a one-for-one basis, into a share of our Class A common stock.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of SCH, the Sponsor purchased 10,933,333 private placement warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 at a price of $1.50 per warrant, or $16.4 million in the aggregate, in a private placement. Each private placement warrant entitled the holder to purchase one SCH Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of SCH. In connection with the Business Combination, upon the Domestication, each of the 10,933,333 private placement warrants automatically converted into a warrant to acquire one share of our Class A common stock.

The private placement warrants are identical to the public warrants included in the units sold in the initial public offering of SCH except that so long as the private placement warrants are held by the Sponsor or its permitted transferees: (i) they are not redeemable by us, (ii) (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the Closing; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Registration Rights

The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any SCH Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed April 21, 2020 requiring SCH to register such securities for resale (in the case of the founder shares, only after conversion to SCH Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that SCH register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of

SCH’s initial business combination and rights to require SCH to register for resale such securities pursuant to Rule 415 under the Securities Act. SCH will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement was amended and restated. For additional information, see the section above entitled “—Registration Rights Agreement.”

Subscription Agreements

Concurrently with the execution of the Merger Agreement, we entered into subscription agreements with the PIPE investors that are existing directors, officers or equityholders of the Sponsor and its affiliates (together with their permitted transferees) (collectively, the “Sponsor Related PIPE Investors”), pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of our Class A common stock in connection with the PIPE Investment. Certain of the Sponsor Related PIPE Investors are expected to fund $152,000,000 of the PIPE Investment, for which they will receive 15,200,000 shares of our Class A common stock. Specifically, (i) CHACHACHA SPAC C LLC, an entity affiliated with Chamath Palihapitiya (SCH’s Chairman and Chief Executive Officer), subscribed for 10,000,000 shares of our Class A common stock, (ii) Hedosophia Group Limited, an entity affiliated with Ian Osborne (SCH’s President and director), subscribed for 5,000,000 shares of our Class A common stock and (iii) Jacqueline D. Reses subscribed for 200,000 shares of our Class A common stock.

The PIPE Investment was consummated concurrently with the Closing.

Related Party Note and Advances

The Sponsor advanced SCH an aggregate of $17,631 to cover expenses related to the initial public offering. The advances were noninterest bearing and due on demand. Advances in the aggregate amount of $17,631 were repaid in February 2020.

On January 21, 2020, SCH issued an unsecured promissory note to the Sponsor, pursuant to which SCH borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $300,000 were repaid upon the consummation of the initial public offering on April 24, 2020.

On October 19, 2020, SCH issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which SCH may borrow up to an aggregate principal amount of $2,500,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) April 24, 2022 and (ii) the completion of the Business Combination. On October 19, 2020, SCH borrowed $806,208 under the Promissory Note.

Administrative Services Agreement

SCH entered into an agreement whereby, commencing on April 21, 2020 through the earlier of the consummation of a business combination or SCH’s liquidation, SCH will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the three and nine months ended September 30, 2020, SCH incurred $30,000 and $50,000 of such fees. As of September 30, 2020, $50,000 is included in accrued expenses in the accompanying condensed balance sheets.

Financial Advisor Fees Related to Public Offering

In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $1,440,000 was paid at the closing of SCH’s initial public offering and up to $2,898,000 was paid at the time of the closing of SCH’s initial business combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.

Related Person Transactions Policy

In connection with the Closing, our board of directors adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to our company and in the best interest of all of our stockholders.